Schedule A

                         RULE 10F-3 TRANSACTIONS REPORT
                         ------------------------------
                    April 1, 2001 through September 30, 2001

             Affiliated Underwriter: Banc of America Securities, LLC

                           Type of
                           Security*    Date                                   Principal/              Price                 % of
                           (1),(2),   Offering   Purchase                        Shares                Paid       % of       Fund
             Issuer        (3),(4)   Commenced     Date     Selling Broker**   Purchased     Price    By Fund     Issue     Assets
------------------------------------------------------------------------------------------------------------------------------------
NATIONS FUND, INC.
NATIONS SMALL COMPANY
Global Power                   1      05/17/01    05/17/01    CS First Boston      12,756    $20.00     $255,120   0.17%    0.03%
VANS                           1      05/23/01    05/23/01     Merrill Lynch       45,584    $23.15   $1,055,270   1.63%    0.14%
Unilab Corporation             1      06/05/01    06/05/01    CS First Boston      21,294    $16.00     $340,704   0.32%    0.04%
The Phoenix Companies, Inc     1      06/19/01    06/19/01     Morgan Stanley     153,023    $17.50   $2,677,903   0.31%    0.36%
MedCath Corporation            1      07/24/01    07/24/01     Deutsche Banc       63,640    $25.00   $1,591,000   1.06%    0.21%
                                                                Alex Brown

NATIONS EQUITY INCOME
Heller Financial               1      04/26/01    04/26/01       JP Morgan        250,000     25.00      $62,500   0.14%    0.02%
RC Trust I (Raytheon), 8.25%   1      05/03/01    05/03/01    CS First Boston     100,000     50.00      $50,000   0.67%    0.01%
Citizens Communication Co.     1      06/13/01    06/13/01     Morgan Stanley     250,000     25.00      $62,500   1.56%    0.02%


NATIONS PRIME
Honda Auto Receivables         1      07/24/01    07/24/01    JP Morgan Chase  29,000,000    100.00  $29,000,000   0.66%    0.49%
Owner Trust 2001-2 AI


* The following designations identify whether the securities are: (1) part of a Registered Offering; (2) part of an Eligible Foreign Offering; (3) part of an Eligible Rule 144A Offering; or (4) Eligible Municipal Securities, as such terms are defined in the Procedures for Investment Pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.

** The Selling Broker is not affiliated with the Affiliated Underwriter.

The amount of securities of any class purchased by a Fund and any other investment companies advised by a Sub-Adviser or Adviser to the Funds may not exceed (i) 25% of the principal amount of the offering of such class or (ii) if an Eligible Rule 144A offering, 25% of the total of the principal amount of the offering of such class sold to qualified institutional buyers plus the principal amount of the offering of such class in any concurrent public offering.

The securities were offered in a firm commitment underwriting (unless a rights offering) and the securities purchased were of an issuer who had been in continuous operations for not less than three years, including predecessors (except for Eligible Municipal Securities).